Exhibit 10.19

COMPENSATION AGREEMENT

This Compensation Agreement (the “Agreement”) is made this 27th day of November 2008, between China 3C Group, a Nevada corporation (the “Company”) and Joseph Levinson (“Levinson”).

Whereas, the Company appointed Levinson to serve as a member of the Company’s Board of Directors on or about May 7, 2007, for which Levinson is entitled to compensation for services as a Director as summarized in the Company’s report on Form 8-K, filed with the Securities and Exchange Commission on or about May 14, 2007;

Whereas, as part of his compensation as a Director for his services as a Director and not for any investor relations or similar functions, Levinson was entitled to receive an initial annual grant of a stock option to purchase 300,000 shares of the Company’s common stock, with an exercise price of $6.15 per share (the “2007 Stock Option”).

Whereas, on May 7, 2008, Levinson became further entitled to receive a subsequent annual grant of a stock option to purchase an additional 300,000 shares of common stock of the Company, with an exercise price of $1.82 (the “2008 Stock Option”) as part of his compensation as a Director for his services as a Director and not for any investor relations or similar functions;

Whereas, because the Company did not validly grant either of the 2007 Stock Option or the 2008 Stock Option with the Company’s common stock;

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.           Levinson hereby agrees that the 2007 Stock Option and the 2008 Stock Option were not and will not be granted.  In consideration therefore, on January 1, 2009, the Company shall issue to Levinson an aggregate of 125,000 shares of the Company’s common stock (the “Exchange Shares”).  The Exchange Shares have been duly authorized and, upon delivery on January 1, 2009, will be validly issued, fully paid and non-assessable. On January 1, 2009, the Company shall cause the delivery of a stock certificate to Levinson representing the Exchange Shares.

2.           This Agreement shall be binding upon and inure to the benefit of the Company and Levinson and their respective heirs, executors, administrators, legal representatives, successors and assigns.

3.           This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Levinson.

4.           The Company will promptly register no later than April 1, 2009, the Exchange Shares on the registration statement ordinarily described for securities to be offered to employees pursuant to employee benefit plans, if registration under such form is permissible, or such other form of registration statement that the Company is permitted to utilize, and will maintain the effectiveness of such registration statement until such time that all of the Exchange Shares have been resold.

5.           This Agreement shall be governed by the laws of the State of New York without regard to any applicable conflicts of laws.

6.           In the event of conflict between the Chinese version and English version of this Agreement, the English version shall always prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

China 3C Group

By:	/s/ Zhenggang Wang
Name: Zhenggang Wang
Title: Chairman and Chief Executive Officer

/s/ Joseph Levinson
Joseph Levinson